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                               PRICING CERTIFICATE



TO: WELLS FARGO BANK, National Association, as Agent Bank

     Reference is made to that certain Credit Agreement, dated as of February 20, 2004 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among Golden Road Motor Inn, Inc., a Nevada corporation (the "Borrower"), Monarch Casino & Resort, Inc., a Nevada corporation, the Lenders therein named (each, together with their respective successors and assigns, individually being referred to as a "Lender" and collectively as the "Lenders"), Wells Fargo Bank, National Association, as the swingline lender (herein in such capacity, together with its successors and assigns, the "Swingline Lender"), Wells Fargo Bank, National Association, as the issuer of letters of credit thereunder (herein in such capacity, together with their successors and assigns, the "L/C Issuer") and Wells Fargo Bank, National Association, as administrative and collateral agent for the Lenders, Swingline Lender and L/C Issuer (herein, in such capacity, called the "Agent Bank" and, together with the Lenders, Swingline Lender and L/C Issuer, collectively referred to as the "Banks"). Terms defined in the Credit Agreement and not otherwise defined in this Pricing Certificate ("Certificate") shall have the meanings defined and described in the Credit Agreement. This Certificate is delivered in accordance with Section 5.08(c) of the Credit Agreement for the purpose of determining the Applicable Margins.

     The period under review is the Fiscal Quarter ended [Insert Date] together with, unless otherwise indicated, the three (3) immediately preceding Fiscal Quarters on a rolling four (4) Fiscal Quarter basis.

     The change in the Applicable Margins, if any, shall be effective on [insert date which is the first (1st) day of the third (3rd) month immediately following the Fiscal Quarter end set forth above].

The Applicable Margins, based on the calculations for the Borrower as set forth below, for the period described above are:

          Base Rate Margin     ___________%


          LIBO Rate Margin     ___________%

Leverage Ratio: To be calculated with reference to the Borrower commencing with the Fiscal Quarter ending December 31, 2003 and continuing as of each Fiscal Quarter end until Bank Facility Termination:

   FUNDED DEBT:

   a. The daily average of the Funded
      Outstandings on the Credit Facility
      during the last month of the Fiscal
      Quarter under review.                             $

   b. Plus the daily average of the Swingline
      Outstandings on the Swingline Facility
      during the Fiscal Quarter under review.       +   $

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   c. Plus the daily average of the L/C
      Exposure on the L/C Facility during
      the Fiscal Quarter under review.              +   $

   d. Plus the total, as of the last day of
      the Fiscal Quarter under review, of
      both the long-term and current portions
      (without duplication) of all other
      interest bearing interest bearing
      Indebtedness (including Contingent
      Liabilities).                                 +   $

   e. Plus the total, as of the last day of the
      Fiscal Quarter under review, of all
      Capitalized Lease Liabilities.                 +   $

   f. TOTAL FUNDED DEBT
      (a + b + c + d + e)                                $

   Divided (/) by:                                   /

   Adjusted EBITDA

   To be calculated on a cumulative basis with respect to the Fiscal Quarter under review and the most recently ended three (3)
   preceding Fiscal Quarters on a four (4)
   Fiscal Quarter basis:

   g. Net Income                                        $

   h. Less interest income reflected in such
      Net Income                                    -   $

   i. Less any extraordinary one-time non-Cash
      gain reflected in such Net Income             -   $

   j. Plus any extraordinary losses on sales
      of assets and other extraordinary losses
      and one-time non-Cash charges                 +   $

   k. Plus Interest Expense (expensed and
      capitalized) to the extent deducted in the
      determination of Net Income                   +   $

   l. Plus the aggregate amount of federal and
      state taxes on or measured by income for
      the period under review (whether or not
      payable during such period) to the extent
      deducted in the determination of Net Income   +   $

   m. Plus depreciation, amortization and all
      other non-cash expenses for the period under
      review to the extent deducted in the
      determination of Net Income                   +   $


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   n. Total EBITDA
      (g - h - i + j + k + l + m)                       $

   o. Less the aggregate of MCRI Corporate
      Overhead Allocation to the extent not
      deducted in the determination of Net
      Income in (g) above                           -   $

   p. ADJUSTED EBITDA
      (n - o)                                           $

   q. Leverage Ratio
      (f / p)                                                  : 1.0
                                                         ---------------

     DATED this ___ day of _______________, 200__.


GOLDEN ROAD MOTOR INN,
INC., a Nevada corporation


By

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